EXHIBIT 99.5

The Stride Rite Corporation
191 Spring Street
Lexington, Massachusetts 02420

May 25, 2006

Barington Capital Group, L.P.
888 Seventh Avenue
New York, NY 10019
Attn:  Jared L. Landaw
   Managing Director and General Counsel

Dear Mr. Landaw:

This letter agreement, dated May 25, 2006 (“Agreement”), sets forth the understanding by and among The Stride Rite Corporation, a Massachusetts corporation (the “Company”), and the entities that are signatories hereto (collectively, the “Barington Group,” and each, individually, a “member” of the Barington Group) which are or may be deemed to be members of a “group” with respect to the common stock of the Company, par value $0.25 per share, pursuant to Rule 13d-5 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

1.  Appointment of an Additional Director to the Board. In accordance with the agreement between the Company and the Barington Group dated February 28, 2006 (the “February Agreement”), the Board of Directors of the Company (the “Board”) shall appoint Mark J. Cocozza to the Board as a Class II director as soon as reasonably practicable after the execution of this Agreement. The Company agrees to include Mr. Cocozza on the Board’s slate of nominees for election as a director of the Company at the Company’s 2007 annual meeting of shareholders (the “2007 Annual Meeting”) and to use its reasonable best efforts to cause the election of Mr. Cocozza at the 2007 Annual Meeting (including, without limitation, recommending that the Company’s shareholders vote in favor of the election of Mr. Cocozza). If at anytime prior to the 2007 Annual Meeting or during the term of Mr. Cocozza that begins immediately after the 2007 Annual Meeting there shall occur a vacancy in the Board seat occupied by Mr. Cocozza by reason of the resignation, removal, death or incapacity of Mr. Cocozza, then the Company shall take all necessary action to fill such vacancy by a person who is mutually acceptable to the Board’s Committee on the Board and the Barington Group and meets the qualifications of a “New Director” as that term is defined in Section 1(a) of the February Agreement.

2.  Board Access.

On a quarterly basis during each of the four fiscal quarters of the Company beginning with the fiscal quarter that starts June 3, 2006, no more than two (2) representatives of the Barington Group (the “Representatives”) shall be afforded an opportunity to meet in person with the Board (the “Meetings”). By written notice to the Board, the Representatives may be changed from time to time by the Barington Group. The Representatives shall deliver written notice to the Chairman of the Board of the request to have each Meeting, and each such Meeting shall occur either immediately prior to or immediately after the next scheduled Board meeting, except as otherwise agreed by the Representatives and the Company. Such Meetings may include participation by members of the Board by means of a conference telephone or video conference telephone hook-up that would satisfy the Company’s by-law requirement for a Board meeting, provided, however, that a majority of directors, the presiding independent director, and the Chairman of the Board shall be present in person at such Meetings.

  The parties hereto acknowledge that the matters that may be discussed at any Meeting may include information regarding the Company that is material, non-public information. Further, the parties hereto acknowledge that pursuant to the United States securities laws any person that receives material, non-public information regarding the Company shall be prohibited from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of the Company.

(c)  The rights and obligations of the parties set forth in this Section 2 shall be fully binding on the parties hereto in accordance with the provisions hereof until June 2, 2007.

3. Representations and Warranties of the Company. The Company hereby represents and warrants to the Barington Group that this Agreement has been duly authorized, executed and delivered by the Company, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

4.  Representations and Warranties of the Barington Group. Each member of the Barington Group represents and warrants to the Company that this Agreement has been duly authorized, executed and delivered by such member, and is a valid and binding obligation of such member, enforceable against such member in accordance with its terms.

5.  Public Announcement. The Company shall announce the execution of this Agreement and the appointment to the Board of Mr. Cocozza by means of a mutually acceptable press release as soon as practicable on or after the date hereof. The parties hereto will provide each other the opportunity to review and comment upon any press release or other public announcement or filing with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or other public announcement or filing prior to such consultation, except as, in the reasonable judgment of the relevant party, may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

6.  Specific Performance. Each of the members of the Barington Group, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable in damages. It is accordingly agreed that the members of the Barington Group or any of them, on the one hand, and the Company, on the other hand (the “Moving Party”), in addition to any other rights that may be available, shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.

7. Jurisdiction; Applicable Law. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief and (e) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address of such parties’ principal place of business or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

8.  Representative. Each member of the Barington Group hereby irrevocably appoints James A. Mitarotonda, or Barington Capital Group, L.P. in the event that Mr. Mitarotonda is no longer serving in such role, as such member’s attorney-in-fact and representative (the “Barington Representative”), in such member’s place and stead, to do any and all things and to execute any and all documents and give and receive any and all notices or instructions in connection with this Agreement and the transactions contemplated hereby. The Company shall be entitled to rely, as being binding on each member of the Barington Group, upon any action taken by the Barington Representative or upon any document, notice, instruction or other writing given or executed by the Barington Representative.

9.  Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

10.  Entire Agreement; Amendment. This Agreement contains the entire understanding of the parties hereto with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings other than those expressly set forth herein. This Agreement may be amended only by a written instrument duly executed by the parties hereto, or in the case of the Barington Group, the Barington Representative, or their respective successors or assigns.

11. Notices. Except as set forth below, all notices and other communications provided for or permitted hereunder shall be in writing and shall be deemed to have been duly given when and if delivered personally, five (5) business days after being sent if mailed by registered or certified mail (return receipt requested), postage prepaid, or upon receipt if sent by courier or overnight delivery service to the respective parties at the addresses set forth at the beginning of this Agreement (or at such other address for any party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof).

12. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13. No Waiver. Any waiver by either the Barington Representative or the Company of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of either the Barington Representative or the Company to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

14. Successors and Assigns. Neither the Barington Representative nor the Company may assign, delegate, or otherwise transfer any or all of its rights or obligations under this Agreement without an express written and signed approval of the other party. Any attempted assignment or delegation in contravention of this Section 14 will be null and void. This Agreement will bind and inure to the benefit of the parties, their successors, and permitted assigns or delegates.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

THE STRIDE RITE CORPORATION

By: /s/ Charles W. Redepenning, Jr.
Name: Charles W. Redepenning, Jr.
Title:   General Counsel and Secretary

BARINGTON COMPANIES EQUITY PARTNERS, L.P.
By: Barington Companies Investors, LLC, its general partner

By: /s/ James A. Mitarotonda
Name: James A. Mitarotonda
Title:   Managing Member

BARINGTON INVESTMENTS, L.P.
By: Barington Companies Advisors, LLC, its general partner

By: /s/ James A. Mitarotonda
Name: James A. Mitarotonda
Title:   Managing Member

BARINGTON COMPANIES ADVISORS, LLC

By: /s/ James A. Mitarotonda
Name: James A. Mitarotonda
Title:   Managing Member

BARINGTON COMPANIES INVESTORS, LLC

By: /s/ James A. Mitarotonda
Name: James A. Mitarotonda
Title: Managing Member

BARINGTON COMPANIES OFFSHORE FUND, LTD.

By: /s/ James A. Mitarotonda
Name: James A. Mitarotonda
Title:   President

BARINGTON OFFSHORE ADVISORS, LLC

By: /s/ James A. Mitarotonda
Name: James A. Mitarotonda
Title:   Authorized Signatory

BARINGTON CAPITAL GROUP, L.P.
By: LNA Capital Corp., its general
partner

By: /s/ James A. Mitarotonda
Name: James A. Mitarotonda
Title:   President and CEO

LNA CAPITAL CORP.

By: /s/ James A. Mitarotonda
Name: James A. Mitarotonda
Title:   President and CEO

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.

By: /s/ Jeffrey M. Solomon
Name: Jeffrey M. Solomon
Title:   Authorized Signatory

PARCHE, LLC
By: Admiral Advisors, LLC, its managing   member

By: /s/ Jeffrey M. Solomon
Name: Jeffrey M. Solomon
Title:   Authorized Signatory

ADMIRAL ADVISORS, LLC
By: Ramius Capital Group, L.L.C., its
sole member

By: /s/ Jeffrey M. Solomon
Name: Jeffrey M. Solomon
Title:   Authorized Signatory

RAMIUS CAPITAL GROUP, L.L.C.
By: C4S & Co., L.L.C., its Managing Member

By: /s/ Jeffrey M. Solomon
Name: Jeffrey M. Solomon
Title:   Authorized Signatory

C4S & CO., L.L.C.

By: /s/ Jeffrey M. Solomon
Name: Jeffrey M. Solomon
Title:   Authorized Signatory